10-Feb-2022
LCI Industries (LCII)
Q4 2021 Earnings Call

CORPORATE PARTICIPANTS

Brian Michael Hall – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Fred Wightman – Analyst, Wolfe Research LLC
Michael Swartz – Analyst, Truist Securities, Inc.
Craig R. Kennison – Analyst, Robert W. Baird & Co., Inc.
Daniel Moore – Analyst, CJS Securities, Inc.
Scott L. Stember – Analyst, C.L. King & Associates, Inc.
Kathryn Ingram Thompson – Analyst, Thompson Research Group LLC
Bret Jordan – Analyst, Jefferies LLC

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MANAGEMENT DISCUSSION SECTION

Operator: Good day, and thank you for standing by. Welcome to the Fourth Quarter 2021 LCI Industries Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speakers’ presentation, there will be a question-and-answer session. [Operator Instructions] Thank you.

I would now like to hand the conference over to your speaker today, Mr. Brian Hall. Please go ahead.
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Brian Michael Hall
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone, and welcome to the LCI Industries’ fourth quarter 2021 conference call. I am joined on the call today by Jason Lippert, President, CEO, and the Director. We will discuss the results of the quarter in just a moment.

But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are discussed in our earnings release and in our Form 10-K and other filings with the SEC.

The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?
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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Good morning, everyone, and welcome to LCI’s fourth quarter and full year 2021 earnings call. 2021 was a year of incredible progress, and highlights for LCI as the larger outdoor recreation industry continued to grow at a very fast pace, highlighted by a record 600,000 RVs shipped during 2021. We broke records of our own, delivering all-time high revenues along with record content and profitability, all while facing some incredible headwinds on labor, inflation, and supply chain fronts.

I’m continually impressed and proud of our team’s ability to achieve such amazing results in this challenging operating environment. We believe that our cultural strength has been the cornerstone of this continued success, supported by an experienced leadership team that has kept Lippert on track in executing on our culture, values, and strategic priorities.

We ended 2021 with a $4.5 billion in revenues, up 60% year-over-year, largely driven by strong demand across all our markets. Our growth is also supported by six acquisitions, adding approximately $270 million in net sales. These acquisitions have helped us further expand our wide portfolio of innovative products while providing entry into new and meaningful markets, further establishing LCI as a global leader in the recreation space.

RV OEM sales increased 73% during the year compared to 2020, reaching nearly $2.6 billion, primarily driven by heightened demand for RVs throughout the year. Families are recognizing that the outdoor lifestyle is a far more attractive alternative to the hassle of airline travel and hotel lodging as well as more affordable, considering the levels of recent inflation. With the freedom and convenience that come with RVs, it’s no wonder families across the globe are turning to RVs as the go-to choice for a positive vacation experience. The increasing popularity of peer-to-peer rentals has also contributed to the accessibility of RVing, opening the door to many new customers looking to try the experience before they buy.

Our growth in RV OEM segment was also supported by incredible operational execution on the part of our teams and minimizing many of the supply chain challenges that have impacted the industry. As we’ve explored new supply channels and have worked to source materials in the US and elsewhere when possible to avoid issues associated with international freight, we see fewer component issues compared to that of our peers, which has enabled our continued outperformance.

With a focus on scalable growth, we are targeting 15 automation projects, costing up to $40 million planned for 2022 and early 2023. We expect these operational improvement projects to support our long-term margin expansion and help offset the impact of inflationary pressures, while improving quality and helping us to mitigate labor constraints to maintain stable production and meet the new heightened consumer demand.

We delivered substantial content increases for the year in both towable units and motorhomes, driven by strong organic growth. Content per total RV for the full year 2021 increased 24% from the prior year to $4,198, while content per motorhome RV for the full year 2021 increased 15% from the prior year to $2,856, supported by several market share gains. As we head further into 2022, we expect the current strong pace of wholesale shipments to continue in the coming months as we execute during a dealer restocking period. That said, visibility toward the full year demand is limited due to uncertainties about the longer term impact of inflation on consumer spending. We’ll have a better view of how demand is shaping up once the spring retail season ramps up.

Our revenues in the Aftermarket segment grew year-over-year, up 32% compared to 2020, supported by organic and inorganic growth drivers. The integration of Furrion is progressing smoothly and we expect this business to contribute substantially to our aftermarket sales going forward as we leverage its robust catalog of innovative appliances and electronics to tap into a $1.5 billion addressable market in North America alone. As I’ve said throughout the past year, with a record number of RVs on the road and over a million coming into the repair and replacement cycle every two years, we expect a long runway for growth for our aftermarket business as we meet significant demand for repair, replacement, and upgrade components.

As our aftermarket business has grown, we focus our attention and resources on enhancing the retail customer experience. The Lippert Scouts program, which has more than quadrupled in membership in the past year, serves to provide valuable insights on products and services, how customers use them. And most importantly, how we can drive improvements. Other experiments, like product giveaways and the Campground Project that help us meet, survey, and collect candid feedback from thousands of real campers and RVers nationwide.

All this work culminated in the resounding success of our first Lippert Getaway RV rally in Pigeon Forge, Tennessee attended by over 200 families, where we were able to meet face-to-face with customers and talk about RVing. The engagement we drove through this event far exceeded expectations, and we are already hearing buzz amongst RVers for our 2022 Getaway.

The more we can creatively and effectively engage consumers, the better we can help them stay in the lifestyle over the long-term and keep them connected to our team, our customers, and our product. We believe that establishing Lippert as a leading name in customer service will be at another competitive differentiator to drive growth and strengthen our overall business for many years to come.

As popularity for the outdoor lifestyle grows, our ability to innovate has proven to be critical in meeting consumer demand. Our Tire Linc, tire pressure management systems, our continued development of one control, independent suspension systems, and the newly-introduced safety suite of products have solidified our reputation as a company operating on the cutting-edge of RV technology. Now, that Furrion has been brought into the fold, we have even more innovative projects slated for launch that we’re excited to announce later in the year.

We’ve also recently announced the launch of many new suspension products, including ABS brakes for axle systems and independent suspension system for the growing Gen Z and overland consumers.

The global shift toward electric vehicles represents a monumental and innovative opportunity for Lippert, and we are already preparing for what the future of RVs might look like. Only a few weeks ago, in January, we unveiled our prototype EV towable RV chassis that we have been developing at our advanced R&D center in Northern Indiana. This concept vehicle consists of an array of lithium batteries, specially housed in our chassis. The battery system is intended to power all the RVs electrical system for multiple days of boondocking. We also displayed a new aluminum chassis design along with regenerative braking and drive axles paired with remote control capabilities.

While we plan to continue refining our concept prototype, we expect to begin rolling out parts of this technology in 2023. We believe this project will be a huge stride in reducing the environmental impact of RVs on the environment.

We are also very excited for the continued progress of our suite of Class B products. With retail sales for Class B van RVs having doubled in the last several years, we’ve been working hard to develop a full line of products for these vehicles including our pop tops. This option, which allows OEMs to install a bed on the roof of a B van is being increasingly adopted by consumers.

Turning to the adjacent markets. Full year 2021 revenues rose 58%, again driven by heightened retail demand for marine and other related markets. Additionally, our market shares in housing and cargo trailers both increased dramatically in 2021. Content per unit in marine has increased over 2 times what we delivered in 2019, whereas RV inventories are starting to build back, marine inventories remain very low, and accordingly, we anticipate a longer runway for growth in this business over the next two years.

Our international businesses grew 58% for the year compared to 2020, supported by our introduction of innovative products into the European markets. Demand across Europe remains high, supported by the same secular drivers supporting heightened demand domestically. 2021 retail caravan registrations in Europe increased 8% with the largest market Germany, up over 4%.

However, because Europe is largely motorhomes, the chip shortages are impacting industry production a little more than what we’ve seen in the US. That said, our European RV and Marine divisions are continuing to provide solid innovations for use with customers domestically. We continue to see our Lippert Europe products being adopted by US OEMs, further supporting our content gains. Looking ahead, we remain optimistic about our company’s ability to drive growth in our international markets, while also realizing synergies and products to bring to our North American customers.

Moving on to capital allocation. We are maintaining our focus on integrating our recent acquisitions and paying down debt. At the same time, we are continuing to invest more heavily in innovation and optimizing our manufacturing footprint to ensure we have capacity to meet heightened consumer demand, while identifying cost efficiencies where possible. In 2021, we allocated over $40 million to growth and automation CapEx, and we anticipate allocating even more to these important projects in 2022.

I’ll now move on to some cultural highlights for the year. Here at Lippert, we work hard to maintain a culture that values all team members and enables each team member to see how his or her individual contributions help us meet our greater goals. Our culture focuses not only on how we can impact our team members, but also how we impact the world around us, starting with our communities that we work and live in. We started our cultural journey 10 years ago, and we know it’s having real impact. Not only are we hearing incredibly positive feedback from our team members, but our retention is also significantly higher than in past years, even in the face of some of the headwinds impacting the labor markets today.

In alignment with our core values, we recently published our inaugural Corporate Sustainability Report, covering our progress across a wide range of ESG-related topics. This report includes initiatives such as our mission to replace conventional energy with solar power at seven facilities, identification of a board committee focused on ESG, and our focus on reducing team member attrition rates by way of elevating a healthy and safe company culture. We believe our growth and recent innovations along with our increasing focus on ESG will mean our Lippert team members, their families, and our customers will be able to better enjoy the communities where we live, work, play long into the future.

I’d also like to mention the amazing strides our teams made in keeping up with our commitment to serving and supporting local communities. Over 2021, Lippert team members performed over 100,000 hours of community service through serving in various charitable organizations around the country. Over the last five years, our team members have collectively served 550,000 hours of community service. We could not be prouder of this accomplishment and our team’s efforts to give back to those in need and look forward to our cultural initiatives having even more impact in 2022.

In closing, I’d like to thank all of our team members, not only for their tremendous work and commitment to delivering quality products to our customers, but also for staying aligned to our culture that has made Lippert so successful. We could not have achieved such amazing results without this incredible dedication and record amounts of team members staying with the business over the longer term, coupled with the strength and guidance of our leadership teams. We look forward to continuing this tremendous progress in 2022 as we keep creating value for the team members, customers, and shareholders.

I will now turn to Brian Hall, our CFO, to discuss in more detail our fourth quarter and full year financial results.

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Brian Michael Hall
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. Our consolidated net sales for the fourth quarter increased 55% to $1.2 billion compared to the prior year, driven by continued strength in market performance, coupled with a strong execution against strategic initiatives. Acquisitions contributed $97 million or 12% growth to our quarterly results, with organic growth contributing the balance or 43% of the improvement. As Jason mentioned, January sales were up 71% from January 2021 to $526 million, a strong indication of the expected growth rate for Q1.

Q4 2021 sales to RV OEMs increased 67% compared to the prior year due to the heightened wholesale and retail demand. Current North American RV industry production rates also remained high and we closed the year with a record 600,240 wholesale unit shipments. We drove further content expansion for towables and motorhomes during the quarter. Content per towable RV increased 24% to $4,198 and content per motorized unit increased 15% to $2,856 compared to the prior year.

The content growth can be attributed to organic growth in addition to the impact of price increases enacted during the quarter. Acquired revenues contributed 5% and 6% of the year-over-year growth in towable and motorhome content per unit, respectively. We continue to see robust performance in the marine market, driven by the same demand driving growth for the RV OEM segment. North American marine sales increased 113% in the quarter as production continues to ramp up to meet the heightened demand.

Acquisitions contributed $19 million in revenues, or 38% of this growth for the quarter. Sales to adjacent industries grew 52%. Aftermarket segment sales increased 25% and international sales increased 28% as the recreation space continues to attract new customers. Gross margins were 24.1% compared to 25.2% in the prior-year quarter, pressured by near-term headwinds, including elevated freight, material, and labor costs. On a sequential basis, gross margins improved by approximately 350 basis points, supported by the price increases we enacted in the second half of 2021 and solid operating leverage.

We anticipate some margin contraction midyear as supply chain pressures begin to ease and we begin to contractually ease pricing with our customers with our traditional quarterly lag. We are expecting margins to improve approximately 150 to 200 basis points from Q4 2021 to Q1 2022, considering materials and pricing alone.

SG&A costs as a percentage of sales decreased from the fourth quarter of 2020 as well as sequentially due to fixed cost spread over a higher sales base, offsetting increases in freight and transportation costs.

Operating margins increased roughly 375 basis points compared to the prior year, driven by the successful implementation of our efforts to continuously improve our manufacturing process by increasing automation. GAAP net income in Q4 2021 was $82.3 million or $3.22 per diluted share, compared to $48.7 million or $1.92 per diluted share in Q4 2020, increasing due to increased demand, accompanied by effective cost management. Adjusted EBITDA increased 66% to $146.3 million for the fourth quarter compared to the prior year.

Moving on to full-year 2021 results, sales to RV OEMs increased 68%, driven by heightened retail demand throughout the year. We drove further content expansion for towables and motorhomes during the quarter, as I previously mentioned. Sales to adjacent markets increased 58% to $1.1 billion in 2021 and our Aftermarket segment increased its total sales by 32% to $829.1 million, while international sales increased 58% to $374.4 million compared to the prior year. Acquired revenues were approximately $270 million for the full-year 2021.

Non-cash depreciation and amortization was $112.3 million for the 12 months ended December 31, 2021, while non-cash stock-based compensation expense was $27.2 million for the same period. We anticipate depreciation and amortization in the range of $140 million to $150 million during the full-year 2022, primarily due to increases in capital investment to enhance production capacity and enable further manufacturing efficiencies.

For the 12 months ended December 31, 2021, $194 million was used for business acquisitions, $99 million for capital expenditures, and $87 million was returned to our shareholders in the form of dividends. Operating cash flows were negatively impacted by the intentional increase in inventory to support heightened demand and minimize supply disruption, in addition to rising prices of steel and aluminum-based products. At the end of the fourth quarter, we had an outstanding net debt position of $1.2 billion, or 1.8 times pro forma EBITDA, adjusted to include the LTM EBITDA of acquired businesses.

With the constantly evolving operating environment, we are focused on maintaining a strong balance sheet and continue to target a long-term leverage of 1.5 times net debt-to-EBITDA. In the near term, we are working to integrate recently-completed acquisitions, which we expect to positively impact our operating cash flows in the coming quarters. For the full year 2022, capital expenditures are anticipated in the range of $130 million to $150 million.

Looking ahead, we are confident in our ability to continue this momentum throughout 2022, and remain dedicated to further executing our growth strategy to drive long-term value creation for shareholders. That is the end of our prepared remarks. Operator, we’re ready to take questions. Thank you.
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Your first question is from the line of Fred Wightman from Wolfe Research. Your line is open.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Good morning. I was hoping you could just give a little bit more detail on that January number. It looks like it picked up on a two-year basis. And just hoping you could sort of put that in the context with the inventory situation across the channel. I mean, if we look at slide 4, it looks like we’ve built a fair amount of inventory already. But if you could just put those sort of two data points together, that’d be great?

<A – Brian Hall – LCI Industries>: Yeah. Hey, Fred. You got two things that I would say really driving the increase. The OEMs did pick up production rates starting the first week of January. So, from what we were running in the fourth quarter, there was a little bit of a lull with the couple of weeks around the holidays. But then, their volumes and output have picked up during the month. So, I think that while inventories do, as you would know, start to seasonally improve during this time of year as wholesale would normally outpace retail. I think at this point, it’s a little too early to expect the OEMs to adjust their production rates as they’re all seeing quite a bit of success with the early dealer shows down south. So, I think that I wouldn’t expect those rates to change much in the near term.

And then, the second part would then be our price increases. As we’ve been discussing, as you know, they’re on a two-quarter lag. So, we had some in the fourth quarter and then additionally had more index adjustments that went into place during January, effective January 1. That, at this point, puts us pretty well on par with where a lot of the current input costs are. So, a lot of that lag, we’ve made some catch-up on that here these last two quarters.

<A – Jason Lippert – LCI Industries>: And I’d just add that all the suppliers had a good solid two weeks to set the table for January and make preparations and clean up some of the supply chain messes that were out there. So, when the OEMs hit the ground running the first week of January, most of the suppliers were all caught up and had the OEMs stocked full of supply, so the OEMs were able to run pretty clean in January.

<Q – Fred Wightman – Wolfe Research LLC>: That makes sense. And then, Brian, I think you made a comment that the January number is a good run rate or at least a good indication for the quarter, but if we just go back and look at what you guys sort of reported for January year-to-date last year, and then where 1Q came in, it would seem to imply that sales accelerated in February and March. And so, I’m wondering if you’re sort of planning for that again here this year, or if there’s something different if we’re just looking back?

<A – Jason Lippert – LCI Industries>: Well, we’ve certainly, yeah, we certainly have visibility on February orders and some of March orders. So, the run rate, if you just look at the run rates that the OEMs are moving at right now, it’s kind of on pace with what RVIAs has put out there in terms of an annual outlook of 610,000 or 615,000 units. That’s kind of where they’re running right now. March, they’re looking at more of a 640,000, 650,000 run rate, so it does look like it’s going to pick up. The question is, will supply chain and some of the other headwinds allow us to hit those numbers.

<A – Brian Hall – LCI Industries>: And, Fred, one other thing I’d add. I believe last year in January, the shutdowns by the OEMs straddled year end. So, you had some, some closures in December and January. And this year, most of the OEMs were all shut down during December and then hit the ground running at full pace in January. So, that’s a little bit of the dip, I think, in the prior year that we saw in January.

<Q – Fred Wightman – Wolfe Research LLC>: Perfect. Thanks, guys.

<A – Brian Hall – LCI Industries>: Yep.

Operator: Your next question is from Mike Swartz of Truist. Your line is open.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey. Hey, guys, good morning.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Mike Swartz – Truist Securities, Inc.>: I just wanted to touch on the towable content numbers in the quarter, there was a big jump sequentially and, obviously, year-over-year. But maybe give us a little context to how much of that increase is being driven by pricing relative to maybe core market share gains?

<A – Brian Hall – LCI Industries>: Yeah. So, I’d probably break it down into three buckets. First our organic gains, new business, new market share. And we’ve talked about that as we’ve layered in new business over the last 12 months. That’s certainly has been running in a range pretty consistent with our historical trends, so somewhere around 5% or so. It’s usually 3% to 5%. And I think we’ve been a little more on the high side of that.

Acquisitions, there are some acquired revenues in there. And I believe it’s right around 5% on the towable side of things. And then the remainder, you would see a lot of that is being driven by price adjustments as that’s caught up to keep pace with our input cost today.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Okay. That’s Helpful. And then I think, Jason, you’d mentioned there’s more automation projects on tap for this year. And I guess early next year, I think you said in upwards of $40 million in investment. Just remind us of what the return on that spend typically looks like? And how quickly we’ll see some benefits from those investments?

<A – Jason Lippert – LCI Industries>: Yeah. So, we’re five or so years into our automation journey. And we started with a couple of really small projects and moved to some bigger projects. And we’ve kind of settled in $1 million to $4 million projects kind of being our sweet spot where we can remove 10 to 50 people out of it. Maybe a work cell or series of work cells. And that payback usually generally is from a year to three years on average. So a pretty good payback. But it allows us to take the labor out of those work areas and redistribute them to other work areas that we need labor in. And because labor is certainly a problem. So, it’s really been a huge advantage for us as we continue to do more automation projects. And we’ve gotten a lot better every year picking the right projects and getting better returns, so.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Great. Thank you.

<A – Jason Lippert – LCI Industries>: Yes.

Operator: Your next question is from Craig Kennison of Baird. Your line is open.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Hey. Good morning. Thanks for taking my questions. Jason, I just wanted to call out all the cultural progress that you’ve made. I do remember back in the day you had a lot higher turnover than you do today and it doesn’t get called out on these quarterly calls [indiscernible] (26:04)

<A – Jason Lippert – LCI Industries>: Thank you. Thank you. That’s awesome. I appreciate you acknowledging that.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: So, Brian, on the margin front, could you just reiterate what you said about your outlook for Q1? And how you think the cadence will flow through the balance of the year?

<A – Brian Hall – LCI Industries>: Yes, certainly. First, you’d have to acknowledge how volatile the markets are. We’ve seen steel, aluminum, freight, quite a bit of volatility there, moving up and down. So, it’s hard to predict too far out. Although, for the most part, you can look at what steel is doing currently and use that as an estimate for two quarters out because those index adjustments are contractual and automatic.

So, as it relates to the current quarter, as I mentioned earlier, just getting our sales prices in line with our current input costs, which has been a journey over the last 12 to 18 months, is expected to give us another 150 to 200-basis-point improvement in margin going from fourth quarter to first quarter. And then on top of that, I would look at our normal incremental margin improvement, call it, 20% to 25% on the added volume as our fixed costs are essentially pretty consistent, moving from Q4 to Q1.

So, again, I would look incrementally normal range of 20% to 25%. And then on top of that, we finally get our pricing where it needs to be and so I’d get – you’d get another 150 to 200 basis point margin improvement from that. So a bulk of which – obviously, that piece is 100% in cost of goods sold and impacting gross margins. And then the incremental margin would be spread over both our manufacturing overheads as well as SG&A, so you get pick up some in both sections of the P&L there.

<A – Jason Lippert – LCI Industries>: And just to tie that back to your intro there on culture, I mean. Without the solid culture and the things that we’re doing there, we wouldn’t be able to attain those types of incremental margins and we wouldn’t be able to grow $1.7 billion in a year. We wouldn’t be able to onboard 3,500 people, if we didn’t have a strong culture. So really, the culture is the foundational to how we succeed in all these areas. So I appreciate you acknowledging that.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Yeah. Thank you. And then following up on the capital allocation. You’ve got a lot of opportunity, obviously internally, which you mentioned with response – in response to Mike’s question. But what is the deal pipeline look like? What is your appetite for your own stock at its current multiple? How do you weigh all of those opportunities which seem to be plentiful today?

<A – Brian Hall – LCI Industries>: Yeah. I mean, certainly there’s – we’re always looking for to allocate capital to the highest returns and take advantage of opportunities as we see fit. The M&A pipeline, I would say, is consistent as it has been. Nothing is significantly changing there. So as we evaluate where to deploy our dollars, certainly today we have, as we’ve been talking for the past maybe two quarters. We’ve strategically built up our inventories to assist in our ability to mitigate any supply chain disruptions and keep pace with the record volumes that we’re running at today.

So, we’ve certainly been very mindful of that and deployed a lot of capital there. And then, otherwise, we’ve really kind of prioritized a lot of these automation projects, as Jason mentioned, with the labor benefits that that provides us so that we can deploy people where we need them to continue to keep pace with these kind of record volumes. So, I think I would say that, at least, from my perspective how we’re evaluating.

<A – Jason Lippert – LCI Industries>: And we’ve been pretty consistent with over the years just between dividends and just organic CapEx and CapEx back into the business and acquisitions. And it feels like maybe over the last few years, acquisitions have taken quite a bit of CapEx and the CapEx back into the business. And automation and things like that have been a close second. But it feels like there’s an ability to put more CapEx into the business and focus on some of the organic growth we’ve attained over the last year. We’ve not grown $800 million in the year, let alone $1.7 billion. And this year will certainly be solid. So I can see us putting a lot of money back into the business. And not that acquisitions will take a backseat, but maybe take a second seat.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Great. Thank you.

<A – Jason Lippert – LCI Industries>: Yes.

Operator: Your next question is from Daniel Moore of CJS Securities. Your line is open.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you. And thanks for all the color, Jason and Brian. Maybe talk a little bit, focus on the aftermarket side of the business. And obviously, you mentioned a million RVs coming in every two years. Just what your outlook for growth in 2022 looks like, as well as the M&A pipeline?

<A – Jason Lippert – LCI Industries>: I think as the last few years we’ve been discussing aftermarket heavy as it’s growing toward $1 billion of our total business. I don’t think people realize how much opportunity there really is in the aftermarket with repair and replacement and upgrade parts with all these RVs coming in. I mean, it’s not only half a million coming in every year. I mean, those RVs are staying and needing more work. As you know and have talked around the business, there’s not as much effort and emphasis on service and service parts as fast as the industry is growing. So, we’re feeling a lot of that need and happy to do it.

And on top of that, the RVs of today have probably double the content that they had 10 years ago, because there’s just more bells and whistles and features that, frankly, we’ve added and the customers want and have asked for. So, we’ve just got tremendous opportunity and I don’t think that people understand how much opportunity is really there. But we’re going to fill a lot of that need and we’re preparing our infrastructure between customer experience and our care center that’s got well over 120 people on the call center side, taking 75,000 communications a month and growing. I mean, all those communications are sales and repair and replacement and upgrades so.

<Q – Dan Moore – CJS Securities, Inc.>: And it seems like in your prepared remarks, you’re moving towards more of a branded strategy on that side of the business. Obviously, OEMs know LCI and your brands extremely well, but maybe just elaborate on that and how much of it you see could ultimately be a pull by the customer versus a push from you through Camping World and all the other dealers? Thanks.

<A – Jason Lippert – LCI Industries>: Yeah. Yeah. So, on this day and age, I don’t think there’s enough people that can handle the customers to help make them happier and solve a lot of the problems, especially, as I said earlier, the industry units coming into service are far greater than what we have service and parts personnel for. So, everybody that gets into the mix there to help the customer out I think is helps keep the customers in the lifestyle and in our industry ultimately longer.

So, I think that’s helpful that we’re spending much, as much time and resources as we are. And all the time and energy that we spent toward the retail customer and consumer with our customer experience department initiatives and all the people that we’ve onboarded there to go out and shake hands and get face-to-face with the consumers that are using RVs and ultimately our products. We just want to know what they like and what they don’t like, and how we can improve and what other ideas they have for products that don’t exist today.

And we get a lot of amazing feedback from all this info that we get back directly from the consumer. It’s not some kind of survey or we were out there talking to real people that have real problems and issues. And I think that they’re really happy to know that there’s organizations and industry businesses like us, tending to those questions and helping get them some answers and make them feel heard. So, I think that’s really good.

But I think – I don’t, the short answer to your question is I don’t think enough people can get in the game to help the consumer out so that we keep people in this lifestyle, especially as many new buyers are coming to the lifestyle.

<Q – Dan Moore – CJS Securities, Inc.>: Okay. Last one for me and I’ll jump out. But you’ve highlighted the Class B growth and your content, that’s something that doesn’t get a lot of color. What does your content look like on Class B’s today? What’s the TAM and what do you think it could be?

<A – Jason Lippert – LCI Industries>: Yeah. So, right now, there’s $65 million in total potential parts for our product lines, which is about $5,200 per Class B, and we’ve got about $830 of that today. But we’re currently launching several new products in the way of awnings, steps, and some furniture and pop tops. We’ve noted that a few times. The bed that’s on top of the – that they cut a hole on the roof of the van and put a pop top that has a sleeping surface in it, which is like a $3,000 item. So, we can boost our content pretty quick in that category as we launch the rest of these products. But we’re on top of it for sure.

<Q – Dan Moore – CJS Securities, Inc.>: All right. Very helpful. Thanks, again.

<A – Jason Lippert – LCI Industries>: Yeah. Thank you.

Operator: Your next question is from Scott Stember of CL King. Your line is open.

<Q – Scott Stember – C.L. King & Associates, Inc.>: Good morning, guys.

<A – Brian Hall – LCI Industries>: Hello, Scott.

<A – Jason Lippert – LCI Industries>: Hi, Scott.

<Q – Scott Stember – C.L. King & Associates, Inc.>: Outside of marine, can you talk about some of the trends that you’re seeing in the adjacent segment, whether it’s, I guess, high-speed rail, European RV? Maybe just give us an indication of how that’s going?

<A – Jason Lippert – LCI Industries>: Yeah. Sure. Well, I know you said outside of marine. But marine is doing really, really well right now. And they have a much longer runway I think than RV in terms of the amount of inventory that’s out there. It’s very, very low. And it just feels like we’ve got another 18 months or so of filling that pipeline so that the dealers have enough inventory so. And our contents doubled like Brian said earlier from 2019 so.

But outside of marine, we feel Europe is going to be a little sluggish with the chip shortage for motorhomes, 60% of their total vehicles sold over there are motorhomes. And if they can’t get the motorhome chassis from Fiat and all the other ones over there, it’s really hard for them to build the units. So, some of that production capacity has switched to towable units. And we supply some towable content over there. So, I think it will just be a little sluggish. We’ll see if they can figure out how to right the supply chain issues they’ve got with chips over there. And rail is such a small part of our business. I mean, really, where we’re picking up rail businesses is in the US where some of the new rail manufacturers are putting new facilities and we’ve got some of those contracts over the next several years.

So, we’ll be talking more about that in the next couple of years as we onboard some of those contracts. And the specialty vehicle and bus market is pretty flat right now, but we’re gaining content and share there and so that’s helpful. But, all in all, it’s a smaller piece of the total business.

<Q – Scott Stember – C.L. King & Associates, Inc.>: Got it. And just lastly on Furrion, now that’s back into the fold. This time around, you’ve got the aftermarket angle which wasn’t there before. Could you talk about how that will maybe – just from a sales perspective going forward, how that should drive the business? And maybe the margin profile for the Furrion aftermarket versus your traditional aftermarket?

<A – Jason Lippert – LCI Industries>: Yeah. Yeah. So I mean their aftermarket was humming when we bought them. It was nearly 40% of their total business but they didn’t have – they weren’t nearly in the amount of distributors and dealerships that we’re in. So, we’re in process now, all the aftermarket wholesale distribution shows are happening January to March and into April. So, we’re slowly moving more of their products into our traditional channels and that’ll happen over the course of this year.

And part of it for us is having to ramp the supply chain up. So we are going to onboard a lot of new OEM business as well. But it’s taken time to get supply chain ramped up to be able to do that. So we look forward to talking more about the market share gains with Furrion this year, both on the OEM and the aftermarket side. But all in all, the integration has gone fine so far and they’ve got some great products. And as we noted earlier, we’re going to launch some really innovative products later this year that are Furrion-branded so.

<Q – Scott Stember – C.L. King & Associates, Inc.>: Got it. That’s all I have. Thank you.

<A – Brian Hall – LCI Industries>: Hey Scott.

<Q – Scott Stember – C.L. King & Associates, Inc.>: Oh, I’m sorry. Go ahead. Yeah.

<A – Brian Hall – LCI Industries>: Just to wrap that up a little bit from an aftermarket margin perspective, I would say it would be pretty comparable to what the rest of our aftermarket business does. OEM, as you know, when we were the distributor, margins were on, let’s just say, the lighter side. But with us and our footprint and essentially taking the middle man out of that, we’re able to show quite a bit more margin opportunity there. So, probably more in line with the rest of our OEM business, maybe on the light side to start, but we would hope that we would be able to show some additional margin improvement as we integrate them.

<Q – Scott Stember – C.L. King & Associates, Inc.>: Got it. Thanks, again.

Operator: Your next question is from Kathryn Thompson of Thompson Research Group. Your line is open.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Hi. Thank you for taking my questions today. One, just as more of a clarification on the inflation side and looking at your content per unit, having a nice increase as you’ve always been steadily moving up with that metric. But how much of this in the quarter, or maybe you can look over the past trailing 12-months, has been related to inflation versus your ongoing initiative to increase content per unit? Thanks.

<A – Brian Hall – LCI Industries>: Hi, Kathryn. Yeah. I mean, like I was talking a little bit earlier, from a normal content growth, it’s pretty consistent with what we’ve shown in the past, 3% to 5% type of growth. Acquisitions on the towable side impacted that by another 5 percentage points, motorhomes was a little bit higher, I think around 6%. And so, the remainder of that would be price impact.

And I think another way to look at it, as everybody’s been looking at inflation across the board and the impact on the end selling price of the unit, you have anywhere from 25% to 30% type increases in prices overall. And I would tell you that we’re pretty consistent in that, that percentage increase, that inflation that we’ve seen as well. So you would expect that as we go quarter-after-quarter and bleed those increases into our trailing 12-month number, you’d see an impact of inflation that’s pretty consistent with what I think the end product has inflated for the end consumer as well.

If that helps to give you a little bit of color where I would expect it to go for when it’s ultimately 12 months baked in of price increase.

<A – Jason Lippert – LCI Industries>: And because there were so many supply chain problems with competitors last year, I mean, I can’t remember a year where we took more meaningful market share in several categories, like awnings and doors and axles and chassis, so, and some pretty significant categories, we took some pretty meaningful market share and that’ll show up through the course of 2022 as well.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Yeah. And that kind of opens a door Jason to my next question, I’m just going to ask about. We’ve seen a variety of industries over the past 18 to 24 months, have and have nots in terms of market share gains, and clearly, you have gained market share in a variety of categories. I guess a couple of different things related to that subject.

One, based on your past experience, how much of those market share gains do you think are sticky – so, will stay going forward? And then along that line, who are you taking market share from? And what are – if you could focus on, let’s say, the top 3 to 5 categories where you are taking market share that you think are going to be stickier going forward?

<A – Jason Lippert – LCI Industries>: Yeah. Sure. So, I think the most important point is that, we – last year, I think being good partners with the OEMs, we bailed a lot of situations out and put the OEMs in a position where they could ship units where they were looking at not being able to ship units. It costs us a ton of over time to onboard a lot of these customers. But again, back to when Craig called earlier, because we have a solid culture and because we have people staying here and we don’t have the kind of turnover that the rest of the industry have, we can take on some of those things.

So we were really successful there. And the top products that we spent the most time on boarding with new market share would be awnings, entry doors, axles, and then chassis, and chassis is obviously the largest business that we have. So, I don’t know if I answered all of your question, but...

<Q – Kathryn Thompson – Thompson Research Group LLC>: Yes.

<A – Brian Hall – LCI Industries>: ...I think what I would add to that, is a lot of those came with long-term multiyear commitments...

<A – Jason Lippert – LCI Industries>: That’s right.

<A – Brian Hall – LCI Industries>: ... Kathryn, as it was a very disruptive time, and as Jason mentioned, we had worked a lot of over time. And...

<A – Jason Lippert – LCI Industries>: Yeah.

<A – Brian Hall – LCI Industries>: ... so, certainly, our ask in those situations were for a longer-term commitments.

<A – Jason Lippert – LCI Industries>: Yeah.

<A – Brian Hall – LCI Industries>: ... so I’d say they’re pretty sticky.

<A – Jason Lippert – LCI Industries>: Yeah. That’s a part of the question I was missing. Yeah. I think the stickiness is better than ever, because we did we did bail them out. They are going to remember that. We did put some longer-term contracts that we were going to take some of that, that business on, Because of how much stress it was going to put on in the business so. And I don’t think our relationships with our customers have ever been better.

I can tell you from all the major OEMs, I mean, they’ve told us, and all the brands they’ve told us numerous times over the last six months that out of all the suppliers in the business, we responded as good as anybody and have taken care of them through all the headwinds that we’ve had from labor to COVID to supply chain issues. So, I feel really good about the stickiness now. We still need to be competitive and we’ve got a 27-year history since I’ve been here of being competitive where and when they need us and being a good partner. So, I think as long as we stay focused on that we’re in good shape.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. Great. And then just final question. We were in Florida for the Super Show, have several big retail shows coming up. What’s your outlook? You’ve got great backlogs. And that’s going to keep you busy for quite some time. But from a consumer standpoint, what trends are you seeing now that you’d like to share that would impact the mix of the type of business you do going forward?

<A – Jason Lippert – LCI Industries>: Yeah. So, I mean, it feels like – certainly, there’s going to be a longer – I mean, we talked about the marine side, there’s going to be a long runway there. On motorhomes, there’s certainly more backed up than any other product category on the RV side so. And we do have a meaningful amount of content in motorhome. So, that’s going to be significant. The B van we just talked about, I mean that’s going to continue. I don’t know if it’s going to continue to grow 25% to 50% every year, but it sure looks like it’s going to – that’s a big trend in Europe. And most of the vehicles in Europe are B van for motorhomes.

So, a lot of smaller units and I think we can continue to develop great content for small and larger RVs alike so. We’re going to continue to keep our innovation machine moving and launch a lot of new products and stay attuned to what the customers need because they are telling us today.

I mean, two years ago, we had no mechanism in our company to figure out what the customers wanted to tell us other than a service-related phone call or a parts-related phone call. So now we’re out there actually just asking what it is that they need and going back to our OEM customers and saying, hey, look, there’s enough need out here for this change in the product or this new product and they’re listening.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Okay. Perfect. Thanks for answering my question today.

<A – Brian Hall – LCI Industries>: Yeah. Sure.

Operator: Your next question is from Bret Jordan of Jefferies. Your line is open.

<Q – Bret Jordan – Jefferies LLC>: Hey. Good morning, guys.

<A – Jason Lippert – LCI Industries>: Morning.

<A – Brian Hall – LCI Industries>: Morning.

<Q – Bret Jordan – Jefferies LLC>: Could you give us a little bit more color on Europe? I think you sort of called that it’s sluggish given the lack of chassis. But could you talk, I guess, about the consumer cadence demand? Are they wanting product and putting deposits down and just can’t get it because of the supply chain? And was there as much of a surge in sort of new buyer interest in Europe in the last 18 months as there was in the US? Is it sort of a new user base over there like we have here?

<A – Jason Lippert – LCI Industries>: Yeah. We’ve seen the same trends in new buyers over there and there is a significant demand and consumers want product and can’t get it, much more so than over here at least it’s available. Available and the lead times are shorter because inventories are starting to build up. But over there, they’re going to probably struggle for a little bit. I think towables are pretty available over there. But motorhomes are the bigger piece of the market. And like here, for some of the same reasons, their inventories are very depleted over there on the motorhome side.

And the other difference is we’ve got the consumers in the US. There’s said to be a couple of trillions in people’s bank accounts and investment accounts more than 2019. So, you’ve got a couple trillions sitting in people’s investment accounts and bank accounts here or over there, I don’t think they’ve got the same. So, you might have a little bit more of an effect over here in terms of demand because, people have more access to cash, but those would be the key things.

<Q – Bret Jordan – Jefferies LLC>: Okay. And I guess your comment on inflation, you were looking for something in the 20% to 30% price increase, I guess, as a result of what we’ve seen in the last 12 months. How much of that is in the sticker already versus how much is to come if ultimately an RV is going to go up by 30% in the span of this COVID disruption?

<A – Jason Lippert – LCI Industries>: Yeah. I feel, like, increases – the amount of increases that the supply chain has passed on to the OEMs is pretty well baked into the price of their units for this quarter. I mean, there’s going to be probably some increases, some smaller increases coming, but there’s also going to be decreases in other commodities to offset. So, it just feels like going forward from Q1 that they’re going to be pretty – it’s going to be pretty baked in.

And ultimately, you’re going to see dealers probably start to cut margins and cut their price to keep sales going and stay competitive. So, we’ll see what happens over the next few quarters there, but it certainly feels like that’s going to happen. I know a couple of dealers already have started doing that. And it’s time, because in the beginning they didn’t – they’re selling above MSRP, and now they’re back to looking at it, okay, how do we keep everything going?

<Q – Bret Jordan – Jefferies LLC>: Okay. And I guess one final question, you talked a lot about the aftermarket in this big service demand that exists out there. And there’s obviously not much integrated service or chains of service providers in the RV space. Is that something that you could ever sort of vertically integrate into your model that you could actually physically service units? Or you’re mostly going to supply the part and consultation?

<A – Jason Lippert – LCI Industries>: Well, it’s a really good question, we have some service bays around the country right now, where we do do some service work on our parts. The question is, do we be full service and do service for other components and things like that, that we could certainly train our techs and do some of those things. So, we’re exploring everything. It’s just we’re in a position now where we’re just trying to get at what’s coming our way. And it’s incredibly difficult to find good techs in this business, because there’s probably a shortage of close to 2,000 already so.

And RVIAs got a program training techs and recruiting techs, so I think that whole part of the business is going to change significantly over the next few years. But we’re certainly going to play a part in it and help the consumer when they’ve got component related issues.

<Q – Bret Jordan – Jefferies LLC>: Great. Thank you.

<A – Brian Hall – LCI Industries>: Yeah.

Operator: Your last question is from the line of Craig Kennison of Baird. Your line is open.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Yeah. Thanks for letting me back in the queue. So, Brian, I just want to clarify something you said about margin. I think you said that you see some margin contraction midyear due to supply chain issues. Is that a year-over-year comment or a sequential comment?

<A – Brian Hall – LCI Industries>: I mean, primarily what I’m addressing there is that as I know you watch the commodity markets and what steel and aluminum has done and has been doing. Certainly, aluminum started to come down and then it went back up. But steel has continued to trend downward.

So, just like on the front side of this, as our margins lag by two quarters or our price increases lag by two quarters when compared to what we’re actually consuming from a cost perspective, we will see that once again as we go the other way. So, that’s where, as steel has come down to $0.60 a pound or so, I think it’s where it’s currently at, that gets looked at every quarter. And then two quarters later, you’ll start to see our automatic indexing adjustments take place. So, certainly, as those price reductions go into play, you would see some margin headwind as that takes place.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: And just to put this to ask, I mean are you saying year-over-year declines in margin or sequentially?

<A – Brian Hall – LCI Industries>: More sequentially. So, as we’ve caught up now, then you would start to see as we reduce prices, we will hang on for the two quarter lag and get the benefit of that. And then ultimately, you would see the reductions, which given where prices are today, it’s obviously a volatile market and could go anywhere. But as those steel costs have come down, those would be things that our index adjustments will be providing our customers with price reductions, which would be two quarters out.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: That’s very helpful. And then, Jason, you’ve got this new capability really to tap into the RV consumer in a different way. There’s a lot of curiosity about that first-time buyer and what their experience has been over the last couple of years, and whether they will stay in this industry. What kind of insights have you gleaned from your work as to what that first-time consumer plans to do and whether they’re going to stick or exit the market?

<A – Jason Lippert – LCI Industries>: Yeah. So, I think, probably the biggest thing we’ve learned is that they want somebody – and I’m talking, specifically, the new buyers here, probably applies to some of the second and people that have bought units before, but mainly for first-time buyers, they want somebody to help them through the process. And they get some help from the dealer and ultimately get some help from the OEM. But to have somebody that’s just a trusted source that’s available. And we’re trying to give 24/7 service, which I don’t think has been done in very many places in the industry. Not trying. We are doing it.

We’re trying to help with other problems. And if we can’t solve the problem and we’re the only person they can get connected to then we’re trying to get the answers for them, either through supplier peers or through the OEMs and just help keep the new buyers connected and feeling comfortable, because I think that’s their biggest fear is they just don’t know how to do certain things and then they can’t get a hold of anybody then they get frustrated and leave the lifestyle. And we’re trying to make sure that that doesn’t happen.

So, I think, just providing them an outlet where they’re confident they can get a hold of somebody and get answers relatively fast. Part of it is providing all the video content out there. That’s been huge for these new buyers. And then just kind of having that social place to go to where they meet people and know people face-to-face and they feel like they’ve got family in the business versus just some phone number that they call when they need some service on something.

So, I think they enjoy the camaraderie we’ve offered. And we haven’t just put a hotline up and answer the phone. I mean, we’ve got almost 20 people dedicated to customer experience now and it’s a separate business from customer service, and I think that it pays off because customers want to talk to us more than when they just have problems which is what customer service and customer care is normally.

It’s where they – when they have a problem, where they can call and get a hold of somebody to fix an issue. But when you’ve got a customer experience department, we’re going out and meeting them where they’re at, whether that’s the campgrounds or rallies or shows. And it’s been meaningful because we’ve had tens of thousands of contacts with families that are new into the business, getting really good feedback.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Great. Hey, Thanks, again.

<A – Jason Lippert – LCI Industries>: Yeah. Sure. Thanks.

Operator: Presenters, I’m not seeing any other questions at this time. I would like to hand the conference back to Mr. Jason Lippert for closing remarks.

...
Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Yeah. I just want to say before I close that, we did have a strong year to grow $1.7 billion is no small feat. And I just want to shout out to our all of our team members all 15,000 across the globe that have participated there. If we didn’t have a good culture and good teammates that were committed to coming back and dedicating passion and energy into our business every day, there is no way we could attain some of the things we accomplished in 2021. So we’re really looking forward to 2022. We’ve got a lot of momentum and we’ll talk to you about that next quarter. Thanks.

...
Operator: Thank you so much. Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

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Forward-looking statements, including, without limitation, those relating to the Company's future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this audio events are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio events, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio events are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.